Putnam Voyager Fund, July 31, 2016, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1   (000's omitted)

Class A   36,064
Class B   522
Class C   678
Class M   196

72DD2   (000's omitted)

Class R   65
Class R5  26
Class R6  582
Class Y   3,732

73A1

Class A   0.336162
Class B   0.151162
Class C   0.126162
Class M   0.204162

73A2

Class R   0.184162
Class R5  0.423162
Class R6  0.460162
Class Y   0.399162

74U1	(000s omitted)

Class A	  103,989
Class B	  3,093
Class C	  4,548
Class M	  840

74U2	(000s omitted)

Class R	  312
Class R5  61
Class R6  1,192
Class Y	  5,929

74V1

Class A	  26.99
Class B	  21.62
Class C	  24.35
Class M	  24.25

74V2

Class R	  26.44
Class R5  28.59
Class R6  28.61
Class Y	  28.51


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.